Exhibit 99.1

New Mountain Finance Corporation Announces Financial Results for the Quarter Ended March 31, 2020

NEW YORK--(BUSINESS WIRE)--May 6, 2020--New Mountain Finance Corporation (NYSE: NMFC) (the "Company", "we", "us" or "our") today announced its financial results for the quarter ended March 31, 2020 and reported first quarter net investment income of $0.32 per weighted average share and adjusted net investment income1 of $0.35 per weighted average share. At March 31, 2020, net asset value (“NAV”) per share was $11.14, compared to $13.26 at December 31, 2019. The Company also announced that its board of directors declared a second quarter distribution of $0.30 per share, which will be payable on June 30, 2020 to holders of record as of June 16, 2020. For additional details related to the quarter ended March 31, 2020, please refer to the New Mountain Finance Corporation Form 10-Q filed with the SEC and the supplemental investor presentation which can be found on the Company's website at http://www.newmountainfinance.com.

Selected Financial Highlights
(in thousands, except per share data)	March 31, 2020
Investment Portfolio(1)	$3,012,739
Total Assets	$3,103,532
Total Statutory Debt(3)	$1,682,510
NAV(2)	$1,078,190

NAV per Share	$11.14
Statutory Debt/Equity	1.56x

Investment Portfolio Composition	March 31, 2020	Percent of Total
First Lien	$1,789,750	59.4%
Second Lien(1)	718,162	23.8%
Subordinated	46,983	1.6%
Preferred Equity	121,862	4.0%
Investment Fund	204,632	6.8%
Common Equity and Other(4)	131,350	4.4%
Total	$3,012,739	100.0%

Supplemental Information Regarding Adjusted Net Investment Income

	Three Months Ended March 31, 2020
(in millions, except per share data)	GAAP(5)	Non-recurring Adjustments(6)	Adjusted(6)
Net investment income ("NII")	$31.3	$2.7	$34.0
Net investment income per weighted average share	$0.32	$0.03	$0.35

(1) Includes collateral for securities purchased under collateralized agreements to resell.
(2) Excludes non-controlling interest in New Mountain Net Lease Corporation.
(3) Excludes the Company’s United States (“U.S.”) Small Business Administration (“SBA”)-guaranteed debentures. Includes premium received on additional convertible notes issued in June 2019.
(4) Includes investments held in New Mountain Net Lease Corporation (“NMNLC”).
(5) Accounting principles generally accepted in the United States of America (“GAAP”).
(6) Adjusted net investment income includes $2.7 million non-recurring dividend and incentive fee adjustment related to Permian Holdco 1, Inc.

We believe that the strength of the Company’s unique investment strategy – which focuses on middle market defensive growth companies that are well researched by New Mountain Capital, L.L.C. (“New Mountain”), a leading alternative investment firm, is underscored by continued stable credit performance. The Company has had only nine portfolio companies, representing approximately $175 million of the cost of all investments made since inception in October 2008, or approximately 2.2% of $7.9 billion, go on non-accrual.

Robert A. Hamwee, CEO, commented: “Despite the significant economic headwinds of the current public health crisis, we believe credit deterioration in our underlying portfolio of primarily defensive growth, middle market loans has been modest to date, and we believe that most of our borrowers are well positioned to weather the crisis in the months ahead.”

“We believe New Mountain’s strategy of focusing on 'defensive growth' industries and on companies that we know well continues to prove to be a successful strategy, especially during the current crisis”, added Steven B. Klinsky, NMFC Chairman. “We believe one of our keys to success is the strength of the team and we continue to build the team over time, now at approximately 160 employees.”

Portfolio and Investment Activity2

As of March 31, 2020, the Company’s NAV was approximately $1,078.2 million and its portfolio had a fair value of approximately $3,012.7 million in 115 portfolio companies, with a weighted average YTM at Cost3 of approximately 8.5%. For the three months ended March 31, 2020, the Company made approximately $172.8 million of originations and commitments4. The $172.8 million includes approximately $103.8 million of investments in five new portfolio companies and approximately $69.0 million of follow-on investments in eleven portfolio companies held as of December 31, 2019. For the three months ended March 31, 2020, the Company had $38.6 million of sales and cash repayments4 of approximately $151.3 million.

Consolidated Results of Operations

The Company’s total investment income for the three months ended March 31, 2020 and 2019 was approximately $74.1 million and $64.2 million, respectively.

The Company’s total net expenses, after income tax expense, for the three months ended March 31, 2020 and 2019 were approximately $42.8 million and $36.7 million, respectively. Total net expenses, after income tax expense, for the three months ended March 31, 2020 and 2019 consisted of approximately $22.2 million and $19.1 million, respectively, of costs associated with the Company’s borrowings and approximately $18.1 million and $15.3 million, respectively, in net management and incentive fees. Since the Company’s initial public offering (“IPO”), the base management fee calculation has deducted the borrowings under the New Mountain Finance SPV Funding, L.L.C. credit facility (the “SLF Credit Facility”). The SLF Credit Facility had historically consisted of primarily lower yielding assets at higher advance rates. As part of an amendment to the Company’s existing credit facilities with Wells Fargo Bank, National Association, the SLF Credit Facility merged with and into the New Mountain Finance Holdings, L.L.C. credit facility (the “Holdings Credit Facility”) on December 18, 2014. Post credit facility merger and to be consistent with the methodology since the IPO, New Mountain Finance Advisers BDC, L.L.C. (the “Investment Adviser”) will continue to waive management fees on the leverage associated with those assets held under revolving credit facilities that share the same underlying yield characteristics with investments that were leveraged under the legacy SLF Credit Facility, which as of March 31, 2020 and 2019 totaled approximately $790.6 million and $632.2 million, respectively. For the three months ended March 31, 2020 and 2019 management fees waived were approximately $3.5 million and $2.5 million, respectively. The Investment Adviser cannot recoup management fees that the Investment Adviser has previously waived. The Company’s net direct and indirect professional, administrative, other general and administrative and income tax expenses for the three months ended March 31, 2020 and 2019 were approximately $2.5 million and $2.3 million, respectively.

For the three months ended March 31, 2020 and 2019, the Company recorded approximately ($203.7) million and $16.4 million, respectively, of net realized and unrealized losses and gains.

Liquidity and Capital Resources

As of March 31, 2020, the Company had cash and cash equivalents of approximately $22.1 million and total statutory debt outstanding of approximately $1,682.5 million5, which consisted of approximately $569.2 million of the $800.0 million of total availability on the Holdings Credit Facility, $188.5 million of the $188.5 million of total availability on the Company’s senior secured revolving credit facility (the “NMFC Credit Facility”), $270.0 million of the $280.0 million of total availability on the Company’s secured revolving credit facility (the “DB Credit Facility”), $0 of the $30.0 million of total availability on the senior secured revolving credit facility (the “NMNLC Credit Facility”), $0 of the $30.0 million of total availability on the uncommitted revolving loan agreement (the “Unsecured Management Company Revolver”), $201.5 million6 of convertible notes outstanding and $453.3 million of unsecured notes outstanding. Additionally, the Company had $300.0 million of SBA-guaranteed debentures outstanding as of March 31, 2020.

Portfolio and Asset Quality2

The Company puts its largest emphasis on risk control and credit performance. On a quarterly basis, or more frequently if deemed necessary, the Company formally rates each portfolio investment on a scale of one to four. Each investment is assigned an initial rating of a “2” under the assumption that the investment is performing materially in-line with expectations. Any investment performing materially below our expectations, where the risk of loss has materially increased since the original investment, would be downgraded from the “2” rating to a “3” or a “4” rating, based on the deterioration of the investment. An investment rating of a “4” could be moved to non-accrual status and the final development could be an actual realization of a loss through a restructuring or impaired sale.

As of March 31, 2020, eight portfolio company had an investment rating of “3” and six portfolio companies had an investment rating of “4”. The Company’s investments in the portfolio company with an investment rating of “3” had an aggregate cost basis of approximately $287.4 million and an aggregate fair value of approximately $224.7 million. The Company’s investment in portfolio companies with an investment rating of “4” had an aggregate cost basis of approximately $97.8 million and an aggregate fair value of approximately $55.1 million.

Recent Developments

On April 29, 2020, the Company’s board of directors declared a second quarter 2020 distribution of $0.30 per share payable on June 30, 2020 to holders of record as of June 16, 2020.

On May 4, 2020, the Company entered into an Amended and Restated Uncommitted Revolving Loan Agreement with NMF Investments III, L.L.C., which increased the maximum amounts of revolving borrowings available thereunder from $30.0 million to $50.0 million.

On March 11, 2020, the World Health Organization declared the novel strain of coronavirus (“COVID-19”) a global pandemic and recommended containment and mitigation measures worldwide. The COVID-19 pandemic has had a significant impact on the U.S. economy. The extent of the impact of the COVID-19 outbreak on the financial performance of the Company’s current and future investments will depend on future developments, including the duration and spread of the virus, related advisories and restrictions, and the health of the financial markets and economy as a result of COVID-19, all of which are highly uncertain and cannot be predicted. To the extent the Company’s portfolio companies are adversely impacted by the effects of the COVID-19 pandemic, the Company may have a material adverse impact on its future net investment income, the fair value of its portfolio investments, its financial condition and results of operations and the financial condition of the Company’s portfolio companies.

An increase in unrealized depreciation of the Company’s investment portfolio due to decreases in fair value of investments attributable to the COVID-19 pandemic has resulted in a significant reduction in the Company’s net asset value as of March 31, 2020, as compared to its net asset value as of December 31, 2019. As of March 31, 2020, the Company is in compliance with asset coverage requirements under the 1940 Act. In addition, the Company is not in default of any of the asset coverage requirements under any of the Company’s credit facilities as of March 31, 2020. However, any continued increase in unrealized depreciation of the Company’s investment portfolio or further significant reductions in the Company’s net asset value, as a result of the effects of the COVID-19 pandemic or otherwise, increases the risk of breaching the relevant covenants.

The Company will continue to monitor the rapidly evolving situation surrounding the COVID-19 pandemic and guidance from U.S. and international authorities, including federal, state and local public health authorities, and may take additional actions based on their recommendations. In these circumstances, there may be developments outside the Company’s control requiring the Company to adjust its plan of operation. As such, given the dynamic nature of this situation, the Company cannot reasonably estimate the impact of COVID-19 on its financial condition, results of operations or cash flows in the future. Please refer to the Q1 2020 supplemental investor presentation at http://www.newmountainfinance.com for additional details.

1 Adjusted net investment income includes $2.7 million non-recurring dividend and incentive fee adjustment related to Permian Holdco 1, Inc.
2 Includes collateral for securities purchased under collateralized agreements to resell.
3 References to “YTM at Cost” assume the accruing investments, including secured collateralized agreements, in our portfolio as of a certain date, the ‘‘Portfolio Date’’, are purchased at cost on that date and held until their respective maturities with no prepayments or losses and are exited at par at maturity. This calculation excludes the impact of existing leverage. YTM at Cost uses the LIBOR curves at each quarter’s respective end date. The actual yield to maturity may be higher or lower due to the future selection of LIBOR contracts by the individual companies in the Company’s portfolio or other factors.
4 Excludes revolving credit facilities, netbacks, payment-in-kind (“PIK”) interest, bridge loans, return of capital and realized gains / losses.
5 Excludes the Company’s United States (“U.S.”) Small Business Administration (“SBA”)-guaranteed debentures.
6 Includes premium received on additional convertible notes issued in June 2019.

Conference Call

New Mountain Finance Corporation will host a conference call at 10 a.m. Eastern Time on Thursday, May 7, 2020, to discuss its first quarter 2020 financial results. All interested parties may participate in the conference call by dialing +1 (877) 443-9109 approximately 15 minutes prior to the call. International callers should dial +1 (412) 317-1082. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through the Company's website, http://ir.newmountainfinance.com. To listen to the live call, please go to the Company's website at least 15 minutes prior to the start of the call to register and download any necessary audio software. Following the call, you may access a replay of the event via audio webcast on our website. We will be utilizing a presentation during the conference call and we have posted the presentation to the investor relations section of our website.

New Mountain Finance Corporation
Consolidated Statements of Assets and Liabilities
(in thousands, except shares and per share data)

	March 31, 2020	December 31, 2019
Assets
Investments at fair value
Non-controlled/non-affiliated investments (cost of $2,627,761 and $2,619,408, respectively)	$2,481,871	$2,613,801
Non-controlled/affiliated investments (cost of $79,794 and $82,825, respectively)	59,660	73,527
Controlled investments (cost of $478,950 and $449,308, respectively)	449,786	472,952
Total investments at fair value (cost of $3,186,505 and $3,151,541, respectively)	2,991,317	3,160,280
Securities purchased under collateralized agreements to resell (cost of $30,000 and $30,000, respectively)	21,422	21,422
Cash and cash equivalents	22,108	48,574
Interest and dividend receivable	32,650	31,800
Receivable from unsettled securities sold	30,964	–
Receivable from affiliates	545	277
Other assets	4,526	3,702
Total assets	$3,103,532	$3,266,055

Liabilities
Borrowings
Holdings Credit Facility	$569,163	$661,563
Unsecured Notes	453,250	453,250
SBA-guaranteed debentures	300,000	225,000
DB Credit Facility	270,000	230,000
Convertible Notes	201,597	201,623
NMFC Credit Facility	188,500	188,500
Deferred financing costs (net of accumulated amortization of $29,542 and $28,390, respectively)	(18,318)	(17,640)
Net borrowings	1,964,192	1,942,296
Payable for unsettled securities purchased	–	1,780
Management fee payable	20,613	10,298
Incentive fee payable	15,472	7,646
Interest payable	10,965	16,484
Payable to affiliates	1,025	673
Deferred tax liability	14	912
Other liabilities	1,811	2,498
Total liabilities	2,014,092	1,982,587
Commitments and contingencies
Net Assets
Preferred stock, par value $0.01 per share, 2,000,000 shares authorized, none issued	–	–
Common stock, par value $0.01 per share, 200,000,000 and 100,000,000 shares authorized, respectively, and 96,827,342 and 96,827,342 shares issued and outstanding, respectively	968	968
Paid in capital in excess of par	1,287,853	1,287,853
Accumulated overdistributed earnings	(210,631)	(5,353)
Total net assets of New Mountain Finance Corporation	$1,078,190	$1,283,468
Non-controlling interest in New Mountain Net Lease Corporation	11,250	–
Total net assets	$1,089,440	$1,283,468

Total liabilities and net assets	$3,103,532	$3,266,055

Number of shares outstanding	96,827,342	96,827,342
Net asset value per share of New Mountain Finance Corporation	$11.14	$13.26

New Mountain Finance Corporation
Consolidated Statements of Operations
(in thousands, except shares and per share data)
(unaudited)

	Three Months Ended
	March 31, 2020	March 31, 2019
Investment income
From non-controlled/non-affiliated investments:
Interest income	$57,586	$44,457
Non-cash dividend income	2,324	1,974
Other income	1,471	2,254
From non-controlled/affiliated investments:
Interest income	1,069	1,004
Dividend income	720	726
Non-cash dividend income	(3,418)	291
Other income	291	291
From controlled investments:
Interest income	2,981	2,463
Dividend income	8,229	8,457
Non-cash dividend income	2,638	2,045
Other income	193	229
Total investment income	74,084	64,191
Expenses
Incentive fee	7,826	6,863
Management fee	13,858	10,975
Interest and other financing expenses	22,194	19,146
Administrative expenses	1,040	1,095
Professional fees	905	766
Other general and administrative expenses	499	412
Total expenses	46,322	39,257
Less: management fees waived	(3,543)	(2,533)
Net expenses	42,779	36,724
Net investment income before income taxes	31,305	27,467
Income tax expense	–	17
Net investment income	31,305	27,450
Net realized gains (losses):
Non-controlled/non-affiliated investments	(702)	43
Controlled investments	4	3
New Mountain Net Lease Corporation	812	–
Net change in unrealized (depreciation) appreciation:
Non-controlled/non-affiliated investments	(140,283)	9,763
Non-controlled/affiliated investments	(10,836)	(891)
Controlled investments	(52,808)	7,442
New Mountain Net Lease Corporation	(812)	–
Benefit (provision) for taxes	898	110
Net realized and unrealized (losses) gains	(203,727)	16,470
Net (decrease) increase in net assets resulting from operations	(172,422)	43,920
Less: Net decrease in net assets resulting from operations related to non-controlling interests in New Mountain Net Lease Corporation	(65)	–
Net (decrease) increase in net assets resulting from operations related to New Mountain Finance Corporation	$(172,357)	$43,920
Basic earnings per share	$(1.78)	$0.56
Weighted average shares of common stock outstanding-basic	96,827,342	78,457,641
Diluted earnings per share	$(1.78)	$0.49
Weighted average shares of common stock outstanding-diluted	110,084,927	95,857,530
Distributions declared and paid per share	$0.34	$0.34

ABOUT NEW MOUNTAIN FINANCE CORPORATION

New Mountain Finance Corporation is a closed-end, non-diversified and externally managed investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. The Company’s investment objective is to generate current income and capital appreciation through the sourcing and origination of debt securities at all levels of the capital structure, including first and second lien debt, notes, bonds and mezzanine securities. The Company’s first lien debt may include traditional first lien senior secured loans or unitranche loans. Unitranche loans combine characteristics of traditional first lien senior secured loans as well as second lien and subordinated loans. Unitranche loans will expose the Company to the risks associated with second lien and subordinated loans to the extent it invests in the “last out” tranche. In some cases, the investments may also include small equity interests. The Company’s investment activities are managed by its Investment Adviser, New Mountain Finance Advisers BDC, L.L.C., which is an investment adviser registered under the Investment Advisers Act of 1940, as amended. More information about New Mountain Finance Corporation can be found on the Company’s website at http://www.newmountainfinance.com.

ABOUT NEW MOUNTAIN CAPITAL

New Mountain Capital is a New York based investment firm focused on long-term business-building and growth investments. The firm currently manages private equity, public equity, and credit funds with over $20 billion in assets under management. New Mountain seeks out what it believes to be the highest quality growth leaders in carefully selected industry sectors and then works intensively with management to build the value of these companies. For more information on New Mountain Capital, please visit http://www.newmountaincapital.com.

FORWARD-LOOKING STATEMENTS

Statements included herein may contain “forward-looking statements”, which relate to our future operations, future performance or our financial condition. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in base interest rates and significant volatility on our business, portfolio companies, our industry and the global economy. Actual results and outcomes may differ materially from those anticipated in the forward-looking statements as a result of a variety of factors, including those described from time to time in our filings with the Securities and Exchange Commission or factors that are beyond our control. New Mountain Finance Corporation undertakes no obligation to publicly update or revise any forward-looking statements made herein, except as may be required by law. All forward-looking statements speak only as of the time of this press release.

Contacts

New Mountain Finance Corporation
Investor Relations
Shiraz Y. Kajee, Authorized Representative
NMFCIR@newmountaincapital.com
(212) 220-3505